Exhibit 10.1

Employment Agreement

THIS AGREEMENT is made and entered into this 5th day of January 2024 (the “Effective Date”) between Nocera, Inc., a Nevada corporation (the “Company”), and Feng-Hua (Howard) Chen (“Chief Operating Officer a/k/a Employee”).

W I T N E S S E T H:

WHEREAS, the Company is in need of management services as well as assistance in developing its business plan, general corporate management, and strategic planning;

WHEREAS, Employee desires to assist the Company in its management needs; and

WHEREAS, the parties hereto desire to enter into an agreement for the Company’s employment of Employee on the terms and conditions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment, Title and Responsibilities. Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment with the Company. Employee will have such duties for the Company or its subsidiaries as are assigned to him from time to time by the Company. Employee shall be employed as the Chief Operating Officer of the Company. The duties of Employee shall include the performance of all of the duties typical of the office held by the Chief Operating Officer and any other officer as the Company may determine from time to time as described in the bylaws of the Company and such other duties and projects typical of the office or offices, as applicable, as may be assigned by the board of directors of the Company.

2.Term. Employee’s employment pursuant to this Agreement will commence as of the Effective Date and will continue for two (2) years, or until terminated in accordance with Section 6 below (the period during which Employee is employed under this Agreement being herein referred to as the “Term”). Unless terminated by either party hereto upon notice to the other party within thirty (30) days of the end of the term of this Agreement, this Agreement will automatically renew on a month-to-month basis.

3.Time Commitment. During the Term, Employee will devote Employee’s full business time, attention, and energies to the diligent and faithful performance of Employee’s duties as an officer of the Company.

4.Compensation and Benefits. In consideration of Employee’s services under this Agreement, the Company will provide to Employee compensation and other benefits as set forth on Exhibit A attached hereto.

5.Covenants of Employee. Employee understands and acknowledges that the Company’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs, and other confidential information relating to the business of the Company (the “Existing Business”) is of the utmost importance to Employee’s success, and Employee further acknowledges that Employee will develop and learn information in the course of Employee’s employment that would be useful in competing unfairly with the Company. In light of these facts and in consideration of Employee’s employment with the Company and the Company’s agreement to compensate Employee on the terms set forth in Section 4 of this Agreement, Employee covenants and agrees with the Company as follows:

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5.1.Confidential Information. Employee shall use his best efforts to protect Confidential Information. During and after association with the Company, Employee will not use (other than for the Company) or disclose any of the Company’s Confidential Information. “Confidential Information” means information, without regard to form, relating to the Company’s customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs, models, concepts, designs, devices, methods, techniques, processes, financial data, or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the date on which Employee’s employment with the Company is terminated (the “Termination Date”). “Person” means any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

5.2.Return of Materials. On the Termination Date or for any reason or at any time at the Company’s request, Employee will deliver promptly to the Company all materials, documents, plans, records, notes, or other papers and any copies in Employee’s possession or control relating in any way to the Existing Business, which at all times shall be the property of the Company.

5.3.Solicitation of Employees and Independent Contractors. During Employee’s employment hereunder and for one (1) year after the Termination Date, Employee will not induce, solicit, or assist in the solicitation of, any Person employed or engaged by Company in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such Person is employed or engaged pursuant to a contract with Company and whether or not such Person is employed or otherwise engaged at will.

5.4.Disparagement. Employee shall not at any time make false, misleading, or disparaging statements about the Company, including its products, services, management, officers and other employees, directors, and customers.

5.5.Prior Agreements. Employee warrants that Employee is not under any obligation, contractual or otherwise, limiting or affecting Employee’s ability or right to perform freely any services for the Company. Upon execution of this Agreement, Employee will give the Company a copy of any agreement, or notify the Company of any agreement if a written agreement is not available, with a prior employer or other Person purporting to limit or affect Employee’s ability or right to perform services for the Company, to solicit customers or potential customers, to solicit the officers or other employees, directors, or independent contractors of a prior employer or other Person, or to use any type of information.

5.7.Future Employment or Contractual Opportunities. At any time before, and for one (1) year after, the Termination Date, Employee shall provide any prospective employer with a copy of this Agreement, and upon accepting any employment with another Person, provide the Company with the employer’s name and a description of the services Employee will provide.

5.8.Work For Hire Acknowledgment; Assignment. Employee acknowledges that work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, “Works”) are within the scope of Employee’s employment and part of Employee’s duties, responsibilities, or assignment. Employee’s work on and contributions to the Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Company, and all such work and contributions, together with the Works, are and at all times shall be regarded, as “work made for hire” as that term is used in the United States copyright laws. Without limiting this acknowledgment, Employee assigns, grants, and delivers exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Employee will execute and deliver to the Company, or its successors and assigns, any assignments and documents the Company requests for the purpose of complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights in and to the Works, and Employee constitutes and appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

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5.9.Inventions, Ideas and Patents. Employee shall disclose promptly to the Company, and only to the Company, any invention or idea of Employee (developed alone or with others) conceived or made during Employee’s employment by the Company or within six (6) months of the Termination Date. Employee assigns to the Company any such invention or idea in any way connected with Employee’s employment or related to the Existing Business, its research or development, or demonstrably anticipated research or development and will cooperate with the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect, and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas, and patents, and irrevocably appoints the Company as its agent to execute and deliver any assignments or documents Employee fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes written notification that this assignment does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used, and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the Existing Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

5.10Property of Company. Employee acknowledges and agrees that all business Employee generates because of his affiliation with the Company is and shall be the sole property of the Company. All receivables, premiums, commissions, fees, and other compensation generated by Employee’s services are the property of the Company. Employee is hereby prohibited from invoicing customers of the Company except with the express written consent of the Company. All checks or bank drafts representing payment for goods or services sold or rendered by the Company are property of the Company, and all monies or other consideration in whatever form received by Employee from a client or customer of the Company shall be tendered immediately to the Company.

6.Termination For Cause. Employee’s employment under this Agreement may be terminated by the Company immediately upon the occurrence of one of the following events, and if so terminated, the Company shall have no further liability to Employee whatsoever for compensation, benefits, or damages other than those that have accrued prior to termination:

(a)the commission of any act by Employee which, if prosecuted, would constitute a felony;

(b)any material act or omission involving malfeasance or negligence in the performance of employment duties which has a materially adverse effect on the Company and which has not been corrected in thirty (30) days after written notice from the Company;

(c)failure or refusal by Employee to comply with the policies of the Company contained in any Company Handbook or with the provisions of this Agreement if not cured within ten (10) days after the receipt of written notice from the Board of Directors;

(d)Employee’s prolonged absence without the consent of the Company;

(e)Employee’s gross neglect of his duties or willful insubordination to the Board of Directors or his superior officers;

(f)the death of Employee;

(g)delivery of written notice of termination by the Company after Employee has become unable to perform Employee’s services by reason of illness or incapacity, which illness or incapacity results in Employee’s failure to discharge Employee’s duties under this Agreement for an aggregate total of sixty (60) days (whether consecutive or nonconsecutive) during any one hundred and eighty (180) day period,

7.Setoff. All amounts due or payable to Employee by the Company pursuant to this Agreement are subject to reduction and offset to the extent permitted by applicable law for any amounts due or payable to the Company by Employee.

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8.No Conflicting Obligations. Employee represents and warrants that Employee is not subject to any noncompetition agreement, nondisclosure agreement, employment agreement, or any other contract of any nature whatsoever, oral or written, with any Person other than the Company, or any other obligation of any nature, which will or could cause a breach of or default in, or which is in any way inconsistent with, the terms and provisions of this Agreement.

9.Miscellaneous.

9.1.Agreement Binding. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns, and Employee and Employee’s heirs, executors, administrators, and personal representatives. This Agreement may not be assigned by Employee or by the Company, except that the Company may assign its rights under this Agreement without the written consent of Employee to any affiliate of the Company or in connection with any transfer of the Company or of all or any substantial part of the Existing Business (and such assignment will not constitute a termination of Employee’s employment by the Company for purposes of this Agreement) (“Permitted Assignment”); provided, however, that such affiliate or transferee will be obligated to perform this Agreement in accordance with its terms. The Company will be released from all of its obligations under this Agreement upon a permitted transfer.

9.2.Entire Agreement. This Agreement, including any attachments, contains the entire agreement between the parties hereto with respect to employment of Employee by the Company and no statement, promise, or inducement made by either party hereto, or any agent of either party, which is not contained in this Agreement, will be valid or binding; and this Agreement may not be enlarged, amended, modified, or altered except in a writing signed by the Company and Employee and specifically referencing this Agreement. The provisions of this Agreement do not in any way limit or abridge any rights of the Company or any affiliate under the laws of unfair competition, trade secret, copyright, patent, trademark, or any other applicable laws, all of which are in addition to and cumulative of the rights of the Company under this Agreement.

9.3.Provisions Severable. If any provision or covenant of this Agreement is held by any court to be invalid, illegal, or unenforceable, either in whole or in part, then such invalidity, illegality, or unenforceability will not affect the validity, legality, or enforceability of the remaining provisions or covenants of this Agreement, all of which will remain in full force and effect. If any covenant in Section 5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

9.4.Prior Agreements. The terms and conditions of all prior agreements between the Company and Employee concerning the employment of Employee with the Company are hereby terminated and superseded by the terms and conditions of this Agreement.

9.5.Remedies. Employee acknowledges that if Employee breaches or threatens to breach Employee’s covenants and agreements in this Agreement, then Employee’s actions may cause irreparable harm and damage to the Company which could not be adequately compensated in damages. Accordingly, if Employee breaches or threatens to breach this Agreement, then the Company will be entitled to injunctive relief, in addition to any other rights or remedies of the Company under this Agreement or otherwise. Employee will indemnify the Company and its affiliates and hold them harmless against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, and damages, including reasonable attorneys’ fees, resulting from or relating to any breach by Employee of Employee’s representations, warranties, covenants. And agreements under this Agreement.

9.5.Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver and specifically referencing this Agreement.

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9.6.Notices. All notices and other communications required or permitted to be given or made under this Agreement will be in writing and delivered personally or sent by pre-paid, first class certified, or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient of this Agreement at such recipient’s address or facsimile number set forth below:

If to Company:

Nocera, Inc.

Att.: Andy Jin, CEO

Taipei Office:

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist., New Taipei City 221, Taiwan (R.O.C.)

Office +886 2-2690-7086

Email: andy.jin@nocera.net

If to Employee: Feng-Hua (Howard) Chen ####################### ####################### #######################

Any such notice or communication will be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy of this Agreement to the recipient in accordance with this Section 9.6 on the date of such facsimile), or three (3) days after mailing (if given or made by mail), and in proving same it will be sufficient to show that the envelope containing the same was delivered to the delivery or postal service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Any Person entitled to notice may change the address(es) or facsimile number(s) to which notices or other communications to such Person will be delivered, mailed, or transmitted by giving notice of this Agreement to the parties hereto in the manner provided in this Agreement.

9.7.Covenants Independent; Survival.

(a)The covenants, agreements, representations, and warranties of Employee contained in this Agreement are separate and independent from the covenants, agreements, representations, and warranties of Employee contained in any other agreement or document in favor of the Company or any of its affiliates, and this Agreement will in no way affect or be affected by the scope or continuing validity of any such covenant, agreement, representation, or warranty of Employee.

(b)Employee’s obligations pursuant to Section 5 will survive the Termination Date and any termination of this Agreement. Except as required by law or the express terms of any Employee benefit plan in which Employee participates, neither Employee nor Employee’s heirs, executors, administrators, or personal representatives, will be entitled to any salary, bonus, or other compensation or any benefits during or for any period after the Termination Date.

9.8.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.9.Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe, or otherwise limit the scope, extent, or intent of this Agreement or any of its provisions.

9.10.Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts relating to taxes or other charges as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

9.11.Tax Consequences. The Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and Employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

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9.12.Governing Law. This Agreement and the rights and obligations of the parties under this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to its principles of conflicts of law.

9.13.Construction. The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

9.14.Obligations Contingent. The obligations of the Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Employee’s performance of Employee’s obligations under this Agreement. The duties, covenants, and agreements of Employee under this Agreement, being personal, may not be delegated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Agreed to & Accepted This 5th day of January 2024: /s/ Andy Jin Andy Jin Chief Executive Officer Nocera, Inc.	Agreed to & Accepted This 5th day of January 2024: /s/ Feng-Hua (Howard) Chen Feng-Hua (Howard) Chen

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Exhibit A

Compensation and Bonus Terms

Compensation	The Company shall pay Employee a monthly salary of $1,666.67 USD (totaling $20,000 per year) and grant a total of 100,000 Class B Warrants, each with a right to purchase a share of common stock, par value $0.001 per share, of the Company, exercisable at $1.50 and vesting biannually over the next 2 years. The salary can be adjusted based on performance and responsibility.

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